EXHIBIT 99.1

SUPERVALU Completes Repricing and Amendment of Its $1.5 Billion Senior Secured Term Loan Facility

MINNEAPOLIS, May 16, 2013 (BUSINESS WIRE) —

SUPERVALU INC. (NYSE: SVU) today announced it has successfully completed the refinancing of its existing $1.5 billion senior secured term loan agreement.  The amendment reduces the interest rate margin from 5.0 percent to 4.0 percent and reduces the LIBOR floor from 1.25 percent to 1.00 percent for LIBOR based loans.  The amendment also expands the ability to increase the term loan, subject to a secured leverage test, by up to $500 million (previously $250 million).  The maturity date of the term loan remains March 2019.  Since the term loan was refinanced within the first year of its inception, the Company paid the existing term loan lenders a 1 percent refinancing premium per the terms of the loan agreement.  The amendment also includes certain other non-material changes.

Credit Suisse and Goldman Sachs Bank USA acted as joint lead book-runners and joint lead arrangers while Morgan Stanley, Bank of America Merrill Lynch and Barclays acted as co-managers on the amendment.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) relating to future events of SUPERVALU. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of approximately 3,420 stores, composed of 1,900 independent stores serviced primarily by the Company’s food distribution business; 1,331 Save-A-Lot stores, of which 950 are operated by licensee owners; and 191 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

Investor Contact

Steve Bloomquist

952-828-4144

steve.j.bloomquist@supervalu.com